EXHIBIT 10.66

Agreement between the U.S. Department of Energy and
the United States Enrichment Corporation
Concerning the Temporary Lease of Certain Facilities
In Support of the American Centrifuge Program

     THIS AGREEMENT between the U.S. Department of Energy and the United States Enrichment Corporation Concerning the Temporary Lease of Certain Facilities in Support of the American Centrifuge Program (Agreement) is made and entered into by and between the U.S. Department of Energy (“DOE”) and the United States Enrichment Corporation (“USEC”), a Delaware corporation.

     WHEREAS, USEC leases portions of the Portsmouth Gaseous Diffusion Plant located in Piketon, Ohio (“PORTS”) and portions of the Paducah Gaseous Diffusion Plant located in Paducah, Kentucky (“PGDP”) from DOE pursuant to a Lease Agreement dated July 1, 1993 (the “GDP Lease”);

     WHEREAS, DOE and USEC entered into an Agreement dated June 17, 2002, (“the DOE-USEC Agreement”) to, inter alia, “[f]acilitate the deployment of new, cost-effective advanced enrichment technology in the U.S. on a rapid schedule” (the DOE-USEC Agreement”);

     WHEREAS, the DOE-USEC Agreement establishes agreed upon milestones for the demonstration and deployment of advanced enrichment technology by USEC; and

     WHEREAS, in order to meet the DOE-USEC Agreement milestones, USEC has requested that the leasehold under the GDP Lease be expanded.

     NOW, THEREFORE, DOE and USEC hereby agree as follows:

   1. In accordance with Section 3.4 of the GDP Lease, DOE hereby consents, subject to the conditions set forth in this Agreement, to expand the GDP Lease to include the following buildings as more fully defined in Attachment 1 hereto (collectively referred to as the “Lead Cascade Facilities”):

X-3001	Process Building #1

X-3012	Process Support Building

X-7725 (Partial)	Recycle/Assembly Building
Areas needed include Buffer Storage and IPT/IPTT
Maintenance area and battery room, container wash,
container dry, rotor balance, level IV control Room,
and all of the Level V area

X-7726 (Partial)	Centrifuge Training and Test Facility
(Does not include the Gas Test Stand Area)
X-7727H	Transfer Corridor

Activities in the Lead Cascade Facilities shall be conducted in compliance with applicable requirements under the National Environmental Policy Act (NEPA), the Price-Anderson Amendments Act of 1988, and any other applicable statutory or regulatory requirements.

USEC hereby withdraws its previous request, dated January 24, 2003, to lease Building X-7745R (Attachment 2).

   2. Exhibit A of the GDP Lease is amended to include the Lead Cascade Facilities as more fully described in Attachment 1 to this Agreement which shall be effective for each facility or portion of a facility as of the date agreed to by USEC and the DOE Lease Administrator for the transition of the facilities to USEC. Upon the effective date of the lease of Building X-3001 at PORTS, the temporary lease of portions of Building X-3001 at PORTS pursuant to DOE’s letter to USEC, dated September 12, 2003 (Attachment 3), shall expire. The temporary lease of Building X-3002 at PORTS shall remain in effect until Building X-3002 is returned to DOE in accordance with DOE’s letter to USEC dated September 12, 2003. Except as provided in paragraph 3 below, the temporary lease of the Lead Cascade Facilities shall expire upon the execution of a commercial plant lease or other instrument that incorporates the Lead Cascade Facilities; the expiration of the license granted by the NRC for the operation of the Lead Cascade ; or June 30, 2009, whichever event occurs first. Unless a commercial plant lease or other instrument that incorporates the Lead Cascade Facilities has been executed, all Turnover Requirements are expected to be completed no later than the expiration of the Temporary lease. This temporary lease of the Lead Cascade Facilities may be renewed or extended by mutual agreement of DOE and USEC.

   3. In accordance with the terms and conditions of the DOE-USEC Agreement, in the event it is determined that USEC fails to meet a milestone and that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule and that the cause of the delay was not beyond the control or without the fault or negligence of USEC, then USEC, at DOE’s request, will return the Lead Cascade Facilities in accordance with the GDP Lease and regulatory requirements on a schedule proposed by USEC and approved by DOE. Notwithstanding any expiration, conclusion or termination of this Agreement or the GDP Lease, paragraphs 7 and 8 and Attachment 4 of this Agreement (“Lead Cascade Capital Improvement and Personal Property to be Removed by USEC”) shall survive any such termination, expiration, revocation or relinquishment of this lease Agreement or the GDP Lease. In the event of termination, expiration, revocation or relinquishment of this temporary lease, USEC shall promptly commence the return of all Lead Cascade Facilities to DOE in accordance with paragraphs 7 and 8. In the event USEC fails to return all the Lead Cascade Facilities in accordance with paragraphs 7 and 8 below, USEC shall reimburse DOE for DOE’s costs, including, but not limited to, costs related to the removal of Capital Improvements (provided such Capital Improvements are removed) and contaminated personal property (including any Material of Environmental Concern) and any incremental decontamination and decommissioning costs incurred by DOE in performing any obligation that was to be performed by USEC under paragraphs 7 and 8 of this Agreement as permitted under paragraph 9.

   4. Except for the material that USEC agreed to relocate in accordance with DOE’s September 12, 2003, letter at USEC’s expense, DOE will remove DOE equipment and wastes currently located in the Lead Cascade Facilities (“GCEP Clean up Work”), at DOE’s expense, subject to the availability of appropriated funds. USEC will perform such portion of this work for DOE under the Memorandum of Agreement between DOE and USEC for Services, Exhibit F to the Lease (“Services MOA”), or other appropriate contractual vehicle, without fee or profit with DOE reimbursing USEC’s reasonable and allocable direct and indirect costs. USEC’s work under the Services MOA will be performed in accordance with separate Work Authorization(s) agreed to by DOE and USEC, or other appropriate contractual vehicle. USEC may request to retain equipment, parts or materials located in the Lead Cascade Facilities for use in connection with USEC’s American Centrifuge Program; upon DOE’s consent this personal property shall be included under the requirements of Attachment 4 and be subject to paragraphs 7 and 8 below. All other equipment and material will be dispositioned in accordance with DOE direction at DOE’s expense, or, in the absence of DOE direction, DOE’s personal property (including any Material of Environmental Concern) may remain in the Lead Cascade Facilities in accordance with Section 3.3 of the GDP Lease. The parties recognize that DOE may not bring on to the Lead Cascade Facilities any additional DOE personal property, including Material of Environmental Concern, after the GDP Lease has been expanded to include the Lead Cascade Facilities unless USEC has expressly and specifically consented to such storage and such storage is in full compliance with applicable regulatory requirements and with the other requirements of Article IX A. of the Memorandum of Agreement between DOE and USEC for Environmental and Waste Management, Exhibit C to the GDP Lease, for the storage of additional material after July 1, 1993. In the event the Lead Cascade Facility becomes subject to International Atomic Energy Agency (“IAEA”) safeguards inspections, all the costs associated with the IAEA requirements will be the responsibility of USEC and shall not be subject to reimbursement by DOE under the Services MOA or any other contractual vehicle.

   5. In accordance with the Regulatory Approach for Post Nuclear Regulatory Commission Certification at Gaseous Diffusion Plants, dated October 10, 1995, the Regulatory Oversight Agreement between DOE and USEC (including its Appendices) and applicable nuclear safety regulations as promulgated under, and amended as necessary to fully conform with, the Price-Anderson Amendments Act of 1988, as amended, shall apply to activities conducted by USEC in the Lead Cascade Facilities, and to any other facilities subsequently leased to USEC which are not regulated by the Nuclear Regulatory Commission.

   6. USEC has informed DOE that USEC Inc. currently plans to make Capital Improvements to the Lead Cascade Facility under a proposed Sublease. Attachment 5 lists the Capital Improvements currently planned. In accordance with Section 4.5(b) of the GDP Lease, DOE hereby consents to the making of Capital Improvements listed in Attachment 5.

   7. As a condition to DOE’s consent to expand the GDP leasehold to include the Lead Cascade Facilities, USEC agrees that, unless otherwise directed by DOE, and notwithstanding Section 4.3 of the GDP Lease, prior to returning any portion of the Lead Cascade Facilities to DOE, USEC shall at no cost to DOE remove or shall cause to be removed the centrifuge machines, Capital Improvements and other personal property listed in Attachment 4, and any other Capital Improvements subsequently approved by DOE. In addition, in accordance with Section 4.5(c) of the GDP Lease, if the removal of the Capital Improvements pursuant to this Section 7 increases DOE’s Decontamination and Decommissioning costs of the Lead Cascade Facilities beyond those costs extant at the execution of this lease, USEC agrees to pay any such increase in Decontamination and Decommissioning costs. In addition, USEC shall be responsible for and will pay any costs associated with the removal of any contamination that is attributable to or arises out of USEC or USEC Inc.’s occupation or operation of the Lead Cascade Facilities. The parties agree that all costs associated with the performance of USEC activities under the lease related to the Lead Cascade Facilities, including, but not limited to associated infrastructure costs until all Turnover Requirements are met, shall be the responsibility of USEC.

USEC will establish and furnish to DOE a radiological baseline survey (“baseline survey”) within the Lead Cascade Facilities from which DOE will be able to determine whether USEC has incrementally contaminated the Lead Cascade Facilities. The baseline survey plan will be developed by USEC and approved by DOE. The baseline survey shall be performed by USEC or its contractors, at USEC’s expense and under DOE oversight. It is agreed that existing DOE data may be utilized and relied upon by USEC in preparing the baseline survey. A baseline survey plan will be submitted to DOE within the first 30 days of the effective date of the Agreement, and shall be completed within ninety (90) days after USEC’s receipt of DOE’s approval of the survey plan. Any changes to the condition of the Lead Cascade Facilities above that established by the baseline survey as the result of the GCEP Clean up Work shall be documented by USEC and provided to DOE as a Supplement to the baseline survey.

At the termination, expiration, revocation or relinquishment of this lease of the Lead Cascade Facilities, an additional radiological survey shall be performed by USEC which is of the same scope as the baseline survey prior to turnover and a final inventory and survey report shall be prepared and submitted to DOE. When agreed to by DOE, said report shall constitute the basis for ensuring that all leased property is returned to DOE in the same or as good a condition as was documented in the baseline survey (as modified by the latest GCEP Clean up Work Supplement). It is agreed that the facility is in “as good a condition” if it does not increase the total cost to decontaminate and decommission the Lead Cascade Facility. In the event of a dispute, DOE and USEC agree to jointly engage (on a shared cost basis) an independent engineering firm mutually agreed to by DOE and USEC to determine whether and how much the total cost to decontaminate and decommission the Lead Cascade Facility has been increased.

   8. USEC agrees that, unless otherwise directed by DOE, prior to returning any portion of the Lead Cascade Facilities to DOE, USEC will, at no cost to DOE, remove or will cause to be removed all personal property in addition to the property identified in paragraph 7 (including any Material of Environmental Concern) located in the portion to be returned to DOE other than personal property owned by DOE or its contractors (including property permitted to remain pursuant to paragraph 4).

   9. In the event DOE believes that the facilities were not returned in the condition required in paragraphs 7 and 8, DOE shall provide notice to USEC within ninety (90) days of the return of the facilities to DOE identifying any deficiencies with specificity (DOE Deficiency Notice) and USEC shall be afforded a reasonable opportunity to cure all or any part of such deficiencies. Failure to provide such DOE Deficiency Notice shall be deemed to be acceptance of the facilities. Within thirty (30) days of receipt of the DOE Deficiency Notice, USEC shall inform DOE if it agrees with DOE and whether it elects to cure any of the deficiencies identified (USEC’s Election Notice). DOE and USEC shall attempt to resolve any disputes through negotiation within thirty (30) days of USEC’s Election Notice. If USEC elects to cure all or any part of the deficiencies identified by DOE in its notice, DOE will permit USEC, at its expense, to perform such work as is necessary to cure all or any part of the deficiencies. In the event USEC fails to cure a deficiency within sixty (60) days of, or if greater than sixty (60) days are required to cure then fails to commence actions necessary to cure the deficiency within sixty (60) days of, the date DOE permits USEC to commence work to cure the deficiency, then DOE may undertake to cure the deficiency and USEC shall reimburse DOE for DOE’s reasonable and allocable costs incurred to cure any failure by USEC to comply with the requirements of paragraphs 7 and 8 identified in the DOE Deficiency Notice.

   10. DOE acknowledges USEC’s commitment to developing the advanced gas centrifuge that is demonstrated by USEC entering into this temporary lease of the Lead Cascade Facilities, and commits to use its best efforts to conclude negotiations for the lease or transfer of the facilities for USEC’s future Commercial Plant in a timely manner.

   11. With respect to any sublease entered into between USEC and USEC Inc., USEC represents to DOE that:

a. The Sublease between USEC and USEC Inc. shall require assumption of and shall be subject to, and consistent with, all terms, conditions, covenants, provisions, and agreements contained in this Agreement and the GDP Lease.

b. USEC expressly agrees that any such Sublease will impose no new obligations, liabilities, and costs on DOE.

c. USEC acknowledges that the making of any assignment, transfer, or subletting, in whole, or in part, other than to USEC Inc for construction and operation of the Lead Cascade Facilities requires DOE’s express consent.

d. The Sublease between USEC and USEC Inc. shall not operate to relieve USEC from its obligations under this Agreement and the GDP Lease, and notwithstanding any such assignment, transfer, or subletting, USEC shall be liable for the payment of all Rent and other charges and for the due performance of all the covenants, agreements, terms and provisions of this Agreement and the GDP Lease.

Based upon these representations, consent to sublease the Lead Cascade Facilities, or any portion thereof, to USEC Inc. for the purpose of constructing and operating the Lead Cascade Facilities is hereby granted to USEC. Failure to comply with this paragraph 11 voids DOE’s consent to the sublease and in such an event, USEC agrees to terminate any sublease between USEC and USEC Inc. Possession of specific areas or portions of areas within the Lead Cascade Facility by USEC may be turned over to USEC Inc. upon the completion of GCEP Clean up Work within the area or portion of the area and written notification to DOE of the turn-over of the areas or portions of areas to USEC Inc.

   12. LEASE NOT A JOINT VENTURE — Nothing contained in this Lease shall be construed as creating or establishing a joint venture or partnership between DOE and USEC.

   13. USE OF PREMISES — The sole purposes for which the USEC or USEC Inc. shall use the Lead Cascade Facilities are to refurbish, test, evaluate and demonstrate gas centrifuges to enrich natural (and not reprocessed)

uranium. USEC must obtain the written approval from DOE prior to using the Lead Cascade Facilities for any purpose or use other than that specified above.

   14. Except as specifically and expressly provided in this Agreement, nothing in this Agreement shall be deemed to amend or modify the terms and conditions of the GDP Lease.

     IN WITNESS WHEREOF, DOE and USEC, in consideration of the mutual promises, commitments and obligations set forth herein, have caused this Agreement to be executed, and effective as of the later of the dates of the signatures below and hereby affix the signatures of their duly authorized representatives.

U.S. DEPARTMENT OF ENERGY

By:	/s/ J. Dale Jackson
Name:	J. Dale Jackson
Title:	GDP Lease Administrator
Date:	February 17, 2004

UNITED STATES ENRICHMENT CORPORATION

By:	/s/ Ron Green
Name:	Ron Green
Title:	Senior Vice President
Date:	February 14, 2004